Exhibit 99.1

         PRESS RELEASEFOR IMMEDIATE RELEASE

Omaha, Nebraska

August 9, 2018

CONTACT:

Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Announces Closing of New Fixed-Rate Secured Debt Financing Facility

Omaha, Nebraska – On August 8, 2018, America First Multifamily Investors, L.P. (the “Partnership”), and its affiliate, ATAX TEBS IV, LLC, entered into a number of agreements relating to a new long-term debt financing facility provided through the securitization of 25 of the Partnership’s mortgage revenue bonds (the “Bonds”) with the Federal Home Loan Mortgage Corporation (“Freddie Mac”) pursuant to Freddie Mac’s Tax-Exempt Bond Securitization program, also known as the “TEBS” program (the “TEBS Financing”). The gross proceeds from the TEBS Financing were approximately $221.5 million. After payment of transaction costs and retirement of the previously existing Term A/B Trusts associated with the Bonds, the Partnership received net proceeds from the TEBS Financing of approximately $12.6 million. The Partnership used approximately $12.6 million of the net proceeds to reduce the outstanding principal of, and accrued interest on, its unsecured line of credit with Banker’s Trust that was previously used by the Partnership as short-term financing to fund the purchase of a Bond in the second quarter of 2018.

The TEBS Financing provides the Partnership with a long-term fixed-rate debt facility at interest rates of 3.08% per annum commencing on August 8, 2018 through July 31, 2023, and 3.65% per annum commencing on August 1, 2023 through the expiration date of July 31, 2034. Under the TEBS Financing, the Partnership transferred the 25 Bonds, with a total outstanding principal balance of approximately $260.6 million, to ATAX TEBS IV, LLC, a special purpose entity owned and controlled by the Partnership (the “Sponsor”). The Bonds were securitized by transferring these assets to Freddie Mac in exchange for Class A and Class B Freddie Mac Multifamily Fixed-Rate Certificates, Series M-045, (collectively, the “TEBS Certificates”) issued by Freddie Mac. The TEBS Certificates represent beneficial interests in the securitized assets held by Freddie Mac.

The Class A TEBS Certificates were issued in an initial principal amount of approximately $221.5 million and were sold to an unaffiliated investor. The Class B TEBS Certificates were issued in an initial principal amount of approximately $39.1 million and were retained by the Sponsor. The holders of the Class A TEBS Certificates are entitled to receive regular payments of interest from Freddie Mac at a fixed rate. Freddie Mac is entitled to receive certain credit and servicing fees (“Facility Fees”) at a rate of approximately 0.74% per annum. The total cost of this financing facility is approximately 3.82%, through July 31, 2023, and 4.39% from August 1, 2023 through July 31, 2034.

Payment of interest on the Class A TEBS Certificates will be made prior to any payments of interest on the Class B TEBS Certificates held by the Sponsor. As the holder of the Class B TEBS Certificates, the Sponsor is not entitled to receive interest payments on the Class B TEBS Certificates at any particular rate but will be entitled to all payments of principal and interest on the Bonds held by Freddie Mac after payment of principal and interest due on the Class A TEBS Certificates and payment of all Facility Fees and associated expenses.

“The closing of our fourth TEBS Financing represents another significant milestone for the Partnership,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.   “We have been able to lock in fixed-rate, long-term financing that will protect the Partnership against rising interest rates.  This will allow us to continue to execute on our strategies for the benefit of our Unitholders.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.